Exhibit 10.1

FINAL VERSION

INTELSAT S.A.

2021 KEY EMPLOYEE INCENTIVE PLAN

1.    Purpose. This Intelsat S.A. (the “Company”) 2021 Key Employee Incentive Plan (the “Plan”) is designed to align the interests of the Company and eligible key employees of the Company and its subsidiaries.

2.    Adoption of the Plan. The Company, intending to be legally bound, hereby adopts the Plan effective as of January 1, 2021 (the “Effective Date”). The Plan shall be in effect from the Effective Date and shall continue until the earlier of (a) the Emergence Date and (b) December 31, 2021, unless earlier terminated by the Company in accordance with, and to the extent permitted by, Section 8(e) (the “Term”). The expiration or termination of the Term shall not in any event reduce or adversely affect (i) any amounts due to any Participant hereunder for any Performance Period ending on or before such date or (ii) the Company’s rights under Section 8.

3.    General. Subject to Section 5 hereof, the compensation provided under the Plan is intended to be in addition to all other compensation payable to Participants under any employment or service agreement in effect with the Company or any of its subsidiaries.

4.    Definitions. For purposes of the Plan:

(a)    “Board” means the Company’s Board of Directors.

(b)    “Bonus” means the bonus payment payable to a Participant under the Plan for the applicable Performance Period.

(c)    “Cause” means “Cause” as defined in the employment agreement between the Participant and the Company or any of its subsidiaries, or, if no such agreement exists or such term is not defined therein, “Cause” means the Participant’s (i) gross negligence or willful misconduct, or willful failure to substantially perform the Participant’s duties (other than due to physical or mental illness or incapacity); (ii) conviction of, or plea of guilty or nolo contendere to, or confession to, (A) a misdemeanor involving moral turpitude or (B) a felony (or the equivalent of a misdemeanor or felony in a jurisdiction other than the United States); (iii) knowing, willful violation of the Company’s written policies that the Board determines is detrimental to the best interests of the Company; (iv) fraud or misappropriation, embezzlement or material misuse of funds or property belonging to the Company; or (v) use of alcohol or drugs that interferes with the performance of the Participant’s duties; provided, however, that the Participant shall be provided a single ten (10)-day period to cure any of the events or occurrences described in the immediately preceding clauses (i) and (iii) hereof, to the extent curable (which cure period shall be extended for an additional ten (10) days to the extent the Participant diligently continues to pursue such cure).

(d)    “Committee” means the Compensation Committee of the Board.

(e)    “Company Group” means the Company and its direct and indirect subsidiaries.

(f)    “Disability” means “Disability” as defined in the employment agreement between the Participant and the Company or any of its subsidiaries, or, if no such agreement exists or such term is not defined therein, “Disability” means a determination that the Participant is disabled in accordance with a long-term disability insurance program maintained by the Company or a determination by the U.S. Social Security Administration that the Participant is totally disabled.

(g)    “Emergence Date” means the “Effective Date,” as defined in the chapter 11 plan of the Company, Intelsat US LLC, Intelsat Jackson Holdings S.A. or one of their respective subsidiaries.

(h)    “Good Leaver” means a Participant whose employment or service with the Company Group is terminated (i) by the Company for a reason other than Cause, (ii) by the Participant for Good Reason or (iii) due to the Participant’s death or Disability, in each case, provided that circumstances constituting Cause do not exist at the time of termination.

(i)    “Good Reason” means “Good Reason” as defined in the employment agreement between the Participant and the Company or any of its subsidiaries, or, if no such agreement exists or such term is not defined therein, “Good Reason” means, without the Participant’s written consent: (i) any material reduction in the Participant’s responsibilities, title or duties which represents a material and adverse change with respect to the Participant’s responsibilities, title or duties as in effect immediately prior to such change; provided, that, Good Reason shall not exist under this clause (i) if such material reduction or assignment of duties are a result of the hiring of additional subordinates to fill some of the Participant’s duties and responsibilities; (ii) the assignment to the Participant of duties that are inconsistent with, or that materially impair the Participant’s ability to perform, the duties of the Participant’s position as of the Effective Date; (iii) any reduction in the Participant’s base salary or target annual bonus opportunity, unless the same or greater percentage reduction is applied to other similarly situated senior executives of the Company; or (iv) the relocation of the Participant’s principal place of employment to a location that increases by fifty (50) miles the Participant’s one-way commute from the Participant’s residence. Notwithstanding the above, none of the events described in clauses (i) through (iv) above shall constitute Good Reason unless the Participant notifies the Board in writing within thirty (30) days after the Participant has actual or constructive knowledge of the first occurrence of the applicable event giving rise to Good Reason and the Company has failed to cure the circumstances giving rise to Good Reason within thirty (30) days following such notice (the “Cure Period”). If the Company fails to so cure prior to the expiration of the Cure Period, then the Participant may terminate his or her employment for Good Reason, with such termination to be effective no later than fifteen (15) days following the end of the Cure Period; it being understood that if the Participant fails to terminate his or her employment within such fifteen (15)-day period, the Participant’s right to terminate his or her employment for the specific applicable event that so constituted Good Reason shall be deemed to be waived.

(j)    “Participant” shall have the meaning ascribed thereto in Section 5 hereof.

(k)    “Participation Agreement” means the agreement provided to a Participant granting the Participant the opportunity to earn a Bonus under the Plan.

(l)    “Performance Goals” means the goals established by the Committee for each Performance Period with respect to each Performance Metric, which will consist of (i) the Base Threshold Goal(s), (ii) the Base Target Goal(s) and (iii) the Base Stretch Goal(s) (clauses (i) through (iii), collectively, the “Base Performance Goals”), and, for purposes of the catch-up payments described in Section 6(b), “Performance Goals” will consist of (A) the Cumulative Threshold Goal(s), (B) the Cumulative Target Goal(s) and (C) the Cumulative Stretch Goal(s) (clauses (A) through (C), collectively, the “Cumulative Performance Goals”). For the avoidance of doubt, the Base Performance Goals and Cumulative Performance Goals established by the Committee for each Participant will be set forth in such Participant’s Participation Agreement.

(m)    “Performance Metric” means the specific performance criterion or criteria with respect to which Performance Goals were established for the Performance Period; provided, that, each Performance Metric shall be adjusted on a pro forma basis to take into account any acquisitions or dispositions consummated during the Performance Period and any regulatory or litigation-related changes that could require reforecasting.

(n)    “Performance Period” means each of (i) January 1, 2021 through March 31, 2021 (“Q1 2021”), (ii) April 1, 2021 through June 30, 2021 (“Q2 2021”), (iii) July 1, 2021 through September 30, 2021 (“Q3 2021”) and (iv) October 1, 2021 through December 31, 2021 (“Q4 2021”).

(o)    “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended.

(p)    “Target Bonus” means the target bonus specified in the Participant’s Participation Agreement for the applicable Performance Period.

5.    Eligible Participants. Each person designated by the Committee from time to time shall be a Participant under the Plan and eligible to receive a Bonus with respect to each Performance Period after executing a Participation Agreement, which shall include a waiver of any rights the Participant may have to participate in any other short-term or long-term incentive plan or program for calendar year 2021 (but only up until the Emergence Date), absent further notice from the Company.

6.    Term of Participation.

(a)    Performance Period Measurement. Subject to the provisions of the Plan and any Participation Agreement, each Participant shall be eligible to earn a Bonus as of the end of each Performance Period, depending upon the extent to which the Base Performance Goals have been achieved for such Performance Period and subject to proration in accordance with Section 8(e) if the Emergence Date occurs partway through a Performance Period.

(b)    Cumulative Measurement. In addition to the measurement of achievement of Base Performance Goals under Section 6(a), achievement of the Cumulative Performance Goals shall be measured at the end of 2021; and a “catch-up” payment will be made to the extent the Company achieves the Cumulative Performance Goals for 2021. The amount of the catch-up payment will be equal to the excess, if any, of (i) the Bonus payable for 2021 based on the achievement of the applicable Cumulative Performance Goals for 2021 (the “Cumulative Performance Bonus”), over (ii) the sum of the aggregate amount of Bonuses earned and paid or payable to the Participant for the individual Performance Periods; provided, that, if the Emergence Date occurs prior to December 31, 2021, the amount of any such catch-up payment will equal the excess, if any, of (A) the Cumulative Performance Bonus, pro-rated by multiplying the amount of such Cumulative Performance Bonus by a fraction, the numerator of which is the number of days that elapsed in calendar year 2021 through the Emergence Date and the denominator of which is three hundred sixty-five (365), over (B) the sum of the aggregate amount of Bonuses earned and paid or payable to the Participant for the individual Performance Periods fully or partially completed through the Emergence Date.

(c)    Performance Metric, Performance Goals and Calculation of Bonus Payouts.

(i)    By way of an individualized notice, the Company shall communicate to each Participant: (A) the Performance Metric(s) applicable to each Performance Period and (B) the Performance Goals for the Performance Metric(s) for each Performance Period. Exhibit A to a Participant’s Participation Agreement sets forth the percentage of the Participant’s Target Bonus payable upon achievement of various levels of performance.

(ii)    The amount of a Participant’s Bonus shall be based on: (A) the Participant’s Target Bonus that has been approved by the Committee and included in the Participant’s Participation Agreement and (B) the level of achievement of the applicable Performance Goals for the Performance Metric for a particular Performance Period.

(d)    Continued Employment or Service. Except as set forth below in this Section 6(d), and subject to the special terms applicable to any Deferred Bonus (as defined and described in Section 7), to earn a Bonus for any Performance Period, a Participant must remain continuously employed by or in the service of the Company Group through the date on which the Bonus for the applicable Performance Period is paid (the “Vesting Date”), and a Participant whose employment and service are terminated for any or no reason before the Vesting Date shall forfeit the right to any Bonus for that Performance Period. If a Participant’s employment terminates but the Participant continues to provide services to the Company Group in another capacity, the Committee will determine in good faith whether such Participant will be treated as having incurred a termination for purposes of the Plan. Notwithstanding anything to the contrary in the foregoing:

(i)    A Participant who becomes a Good Leaver during a Performance Period shall be entitled to: (A) payment of a pro-rata portion (based on the percentage of the Performance Period the Participant was employed by or in the service of the Company Group) of the Participant’s Bonus that would otherwise have been earned for such Performance Period, (B) payment of the Participant’s Bonus earned but unpaid with respect to any Performance Period ended prior to the Participant’s termination date (including, for the avoidance of doubt, any Deferred Bonuses (as defined and described in Section 7 below)) and (C) a “catch-up” payment under Section 6(b) for the portion of 2021 that the Participant was employed with the Company, in an amount equal to the excess, if any, of (I) the Cumulative Performance Bonus, pro-rated by multiplying the amount of such Cumulative Performance Bonus by a fraction, the numerator of which is the number of days that elapsed in calendar year 2021 through the Participant’s termination date and the denominator of which is three hundred sixty-five (365), over (II) the sum of the aggregate amount of Bonuses earned and paid or payable to the Participant for the individual Performance Periods fully or partially completed through the termination date, in each case, paid in full at the applicable time specified in Section 7.

(ii)    A Participant who becomes a Good Leaver after the end of Q4 2021 shall be entitled to: (A) payment of the Participant’s Bonus earned but unpaid with respect to any Performance Period ended prior to the Participant’s termination date (including, for the avoidance of doubt, any Deferred Bonuses) and (B) a “catch-up” payment under Section 6(b) for all of 2021, in each case, paid in full at the applicable time specified in Section 7.

(iii)    If the Plan is terminated in connection with the Emergence Date and the Participant becomes a Good Leaver prior to payment of the Bonus for the Performance Period in which the Emergence Date occurs and/or payment of the “catch-up” payment for the portion of calendar year 2021 elapsed through the Emergence Date, the Participant will be entitled to such amounts, if any are due based on performance, as well as any Deferred Bonuses, to be paid in full at the applicable time specified in Section 7.

7.    Performance Certification. Promptly after the end of each Performance Period, the Committee shall certify the degree to which the applicable Performance Goals have been achieved and the amount of Bonus payable to each Participant hereunder. The Company shall pay any Bonus earned under the Plan on a fully-vested basis in accordance with the following schedule: (a) 50% upon the earlier of (i) the Emergence Date and (ii) February 28, 2022 (each, a “Deferred Bonus”); and (b) the remaining 50% as soon as possible after the end of the Performance Period to which such Bonus relates, but in any event by

(i) May 31, 2021 for Q1 2021, (ii) August 31, 2021 for Q2 2021, (iii) November 30, 2021 for Q3 2021 and (iv) February 28, 2022 for Q4 2021 and, to the extent any catch-up payment is due pursuant to Section 6(b), for 2021. Notwithstanding anything to the contrary in the Plan, including Section 6(d) above, a Participant’s right to a Deferred Bonus shall be fully vested at all times, and payment thereof will not be subject to any continued employment or other requirements and, if the Participant’s employment is terminated, will be paid at the time specified in clause (a) above regardless of the reason for the termination of the Participant’s employment.

8.    Plan Administration. The Plan shall be administered by the Committee. The Committee is given full authority and discretion within the limits of the Plan to establish such administrative measures and take such actions as may be necessary to administer and attain the objectives of the Plan and may delegate the authority to administer the Plan to an officer of the Company. The Committee (or its delegate, as applicable) shall have full power and authority to construe and interpret the Plan and any interpretation by the Committee shall be binding on all Participants and shall be accorded the maximum deference permitted by law.

(a)    All rights and interests of Participants under the Plan shall be non-assignable and nontransferable, and otherwise not subject to pledge or encumbrance, whether voluntary or involuntary, other than by will or by the laws of descent and distribution. In the event of any sale, transfer or other disposition of all or substantially all of the Company’s assets or business, whether by merger, stock sale, consolidation or otherwise, the Company may assign the Plan.

(b)    Any payment to a Participant in accordance with the provisions of the Plan shall, to the extent thereof, be in full satisfaction of all claims against the Company Group related to the Plan.

(c)    Payment of amounts due under the Plan shall be provided to a Participant in the same manner as the Participant receives his or her regular paycheck or by mail at the last known address of the Participant in the possession of the Company, at the discretion of Committee. The Company may deduct all applicable taxes and any other withholdings required to be withheld with respect to the payment of any award pursuant to the Plan.

(d)    The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to ensure the payment of any award provided for hereunder. Bonus payments shall not be included as “earnings,” “wages,” “salary,” or “compensation” in any pension, welfare, life insurance, or other employee benefit plan or arrangement of the Company Group.

(e)    The Company, in its sole discretion, shall have the right to modify, supplement, suspend or terminate the Plan at any time; provided, that, except as required by law, in no event shall any such action adversely affect the rights of Participants regarding any Bonus for a Performance Period that has commenced as of the date of such action without the prior written consent of the affected Participants; and provided, further, that in the event of a termination of the Plan partway through a Performance Period (including due to the occurrence of the Emergence Date partway through a Performance Period), each Participant shall be entitled to a pro-rata portion (based on the percentage of the Performance Period completed prior to the Plan termination date) of the Bonus that would otherwise have been earned for such Performance Period. Subject to the foregoing, the Plan shall terminate upon the satisfaction of all obligations of the Company or its successor entities hereunder.

(f)    Nothing contained in the Plan shall in any way affect the right and power of the Company to discharge any Participant or otherwise terminate his or her employment or service at any time or for any reason or to change the terms of his or her employment or service in any manner.

(g)    Except as otherwise provided under the Plan, any expense incurred in administering the Plan shall be borne by the Company.

(h)    Captions preceding the sections hereof are inserted solely as a matter of convenience and in no way define or limit the scope or intent of any provision hereof.

(i)    The administration of the Plan shall be governed by the laws of Delaware, without regard to the conflict of law principles of any state. Any persons or corporations who now are or shall subsequently become parties to the Plan shall be deemed to consent to this provision.

(j)    The Plan is intended to be exempt from, or in the alternative comply with, the requirements of Section 409A. To the extent that the Plan is not exempt from the requirements of Section 409A, the Plan is intended to comply with the requirements of Section 409A and shall be limited, construed and interpreted in accordance with such intent. Notwithstanding the foregoing, in no event whatsoever shall the Company be liable for any additional tax, interest, income inclusion or other penalty that may be imposed on a Participant by Section 409A or for damages for failing to comply with Section 409A.

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IN WITNESS WHEREOF, the Company has caused the Plan to be signed by its duly authorized officer as of the date first set forth above.

INTELSAT S.A.

By:	/s/ Michelle Bryan
Name:	Michelle Bryan
Title:	Executive Vice President, General Counsel, Chief Administrative Officer and Secretary